Exhibit 10.4

                FIRST AMENDMENT TO THE 2001 EQUITY INCENTIVE PLAN
                          OF COLUMBIALUM STAFFING, INC.


         The following is the first amendment to the 2001 Equity Incentive Plan (the "Plan") of Columbialum Staffing, Inc. (the "Company"), dated as of May 28, 2002.

         WHEREAS, the following amendment to the Plan (the "Amendment") is deemed to be in the best interest of the Company; and

         WHEREAS, the Amendment has been duly approved unanimously by the Board of Directors at a meeting duly held on April 12, 2002 and by the affirmative vote of the holders of the majority of the Company's outstanding common stock by written consent on May 28, 2002;

         NOW, THEREFORE, in accordance with Article IX of the Plan, the Plan is hereby amended as follows, effective as of May 28, 2002:

         I. The first sentence of Section 4.2 is hereby amended in its entirety to read as follows:

         "The total number of shares of Stock set aside for Awards which may be granted under the Plan shall be 3,000,000 , after giving effect to a thirty for one reverse stock split effected on May 28, 2002."

         Any provision of the Plan which refers to or otherwise defines the common stock of the Company shall be interpreted to refer to the Common Stock, as its exists immediately after the effective date of the reverse split described above.

         II. Section 6.1 is hereby amended to read as follows:

         "6.1 STOCK AWARDS. The Committee may issue shares of Stock to an Eligible Person with or without restriction. If the Committee determines to place restrictions on the Stock Award, then the Company will execute a Restricted Stock Agreement. The Stock may be issued for no payment by the Eligible Person or for a payment below the Fair Market Value on the date of grant. Stock may be subject to restrictions as to sale, transfer, alienation, pledge or other encumbrance and may be subject to vesting over a period of time as specified in the Restricted Stock Agreement. If the shares are to be restricted the Committee shall determine the period of vesting, the number of shares, the price, if any, of Stock included in a Restricted Stock Award, and the other terms and provisions which are included in a Restricted Stock Agreement."

         Except as otherwise amended by this Amendment, the Plan is hereby ratified and approved, and shall continue in full force and effect.

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         IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer as of the date first set forth above.

                                                  COLUMBIALUM STAFFING, INC.


                                                  By:       /s/ R. Gale Porter
                                                      --------------------------
                                                  Name:    R. Gale Porter
                                                  Title:     President



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